UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐    Definitive Proxy Statement

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FILENET CORPORATION

(Name of Registrant as Specified in its Charter)

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FILENET CORPORATION ISSUED THE FOLLOWING PRESS RELEASE DATED SEPTEMBER 22, 2006:

COSTA MESA, Calif., /PRNewswire-FirstCall/ Sept. 22, 2006 -- FileNet Corporation (Nasdaq: FILE - News) today announced that the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 -- with respect to IBM’s (NYSE: IBM - News) proposed acquisition of FileNet -- has terminated. Termination of the waiting period satisfies a closing condition of the transaction.

The planned acquisition, announced August 10, 2006, remains subject to other closing requirements, including the approval of FileNet shareholders and other regulatory clearances. FileNet shareholders of record on August 23, 2006 will vote on the acquisition at a special meeting scheduled for 9:00 a.m., PDT, on October 3, 2006, at FileNet’s headquarters in Costa Mesa, Calif. Subject to approval by FileNet shareholders and obtaining other regulatory clearances, it is anticipated that the acquisition will close in the month of October.

About FileNet

FileNet Corp. offers enterprise software and services that help customers make better decisions, faster. A leader and innovator in Enterprise Content Management (ECM), Business Process Management (BPM) and Compliance solutions, FileNet simplifies critical and everyday decision-making processes, giving organizations a competitive advantage. Since the company’s founding in 1982, more than 4,300 organizations -- including more than three quarters of the Fortune 100 -- have taken advantage of FileNet solutions for help in managing their mission-critical content and processes.

Forward-Looking Statements: This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the expected closing of the proposed acquisition of FileNet by IBM. These statements are based on the current expectations of management of FileNet. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) FileNet may be unable to obtain shareholder approval required for the transaction; (2) the companies may be unable to obtain other regulatory approvals required for the transaction, and (3) conditions to the closing of the transaction may not be satisfied. Additional factors that may affect the forward looking statements herein are set forth in FileNet’s proxy statement filed with the Securities and Exchange Commission (“SEC”) on September 5, 2006.

Additional Information about the Acquisition and Where to Find It:

A special stockholder meeting will be held on October 3, 2006 to obtain stockholder approval. FileNet Corporation has filed with the SEC a proxy statement and other relevant documents in connection with the proposed transaction. Investors of FileNet Corporation are urged to read the definitive proxy statement and other relevant materials filed with the SEC because they contain important information about FileNet Corporation, IBM and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by FileNet Corporation with the SEC at the SEC’s Website at www.sec.gov, at FileNet Corporation’s Website at www.filenet.com or by sending a written request to FileNet Corporation at 3565 Harbor Blvd., Costa Mesa, California 92626, attention: Chief Legal Officer.

FileNet Corporation and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of FileNet Corporation’s stockholders in connection with the proposed transaction is set forth in FileNet Corporation’s proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction is set forth in the definitive proxy statement filed with the SEC.

Note to editors: FileNet and ValueNet are registered trademarks of FileNet Corporation. All other company or product names referenced in this release may be trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:
Greg Witter	Rick Myllenbeck
Sr. Director of Finance	Director of Public Relations
FileNet Corporation	FileNet Corporation
Phone: 714-327-3405	714-327-5707
Email: gwitter@filenet.com	rmyllenbeck@filenet.com